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                        RAILTEX, INC. AND SUBSIDIARIES             EXHIBIT 11.1
                      COMPUTATION OF NET INCOME PER SHARE
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                             FOR THE THREE MONTHS
                                                                ENDED MARCH 31,
                                                            -----------------------
                                                             1995             1996
                                                            ------           ------
PRIMARY EARNINGS PER SHARE CALCULATION:
- - ----------------------------------------

Net income..............................                     $    1,728        $2,183
                                                             ==========        ======
Weighted average number of common stock
 and common stock equivalents
 outstanding:
 Weighted average number of shares of
  common stock outstanding..............                          7,522         9,111
 Common stock equivalents applicable
  to convertible senior subordinated
  notes (1).............................                            177            --
 Weighted average number of common
  stock equivalents applicable to stock
  options...............................                            261           114
                                                              ---------        ------
 Common stock and common stock
  equivalents...........................                          7,960         9,225
                                                             ==========        ======

Earnings per share - primary............                     $     0.22        $ 0.24
                                                             ==========        ======

FULLY DILUTED EARNINGS PER SHARE CALCULATION:
- - ---------------------------------------------

Net income..............................                     $    1,728        $2,183
                                                             ==========        ======
Weighted average number of common stock
 and common stock equivalents
 outstanding:
 Weighted average number of shares of
  common stock outstanding..............                          7,522         9,111
 Common stock equivalents applicable
  to convertible senior subordinated
  notes (1).............................                            177            --
 Weighted average number of common
  stock equivalents applicable to stock
  options...............................                            265           129
                                                             ----------        ------
 Common stock assuming full dilution....                          7,964         9,240
                                                             ==========        ======
Earnings per share - fully diluted (2)..                     $     0.22        $ 0.24
                                                             ==========        ======
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- - ------------------
(1)  Convertible debt issued within one year prior to an initial public offering with a conversion price below the estimated initial public offering price has been included as outstanding for all periods specified by SAB No. 83
     (Topic 4-D).
(2)  This calculation is submitted in accordance with item 601(b)11 of regulation S-K although it is not required by APB Opinion No. 15 because it results in dilution of less than 3.0%.